Exhibit 99.1

EverQuote Announces Third Quarter 2020 Financial Results

•	Revenue Increased 34% Year-Over-Year to $90.0 Million

•	Non-Auto Insurance Revenue Increased 55% Year-Over-Year to $15.2 Million

•	Variable Market Margin Expanded to a Record 33% of Total Revenue

•	Company Raises Full Year 2020 Guidance

CAMBRIDGE, Mass., November 2, 2020 — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the third quarter ended September 30, 2020.

“Our strategy continues to yield excellent results and we reported a strong quarter across all of our key financial metrics – delivering 34% year-over-year revenue growth and 41% year-over-year VMM growth,“ said Seth Birnbaum, CEO and Co-Founder of EverQuote. “During the quarter, revenue from our non-auto insurance verticals, which includes home and renters, life, health and commercial insurance, grew 55% year-over-year. Our marketplace flywheel is demonstrating progress and resilience benefiting from increased diversity across our team, traffic, verticals, distribution and customer experiences including direct-to-consumer agency initiatives in Life and Health insurance. We continue to have strong momentum in the business, benefitting from the massive industry shift of nearly $150B of insurance distribution spend moving online, allowing us to end the year raising our full year 2020 guidance,” concluded Mr. Birnbaum.

Third Quarter 2020 Financial Highlights:

(All comparisons are relative to the third quarter of 2019 unless otherwise stated):

•	Total revenue of $90.0 million, an increase of 34%.

•	Automotive insurance vertical revenue of $74.8 million, an increase of 30%.

•	Revenue from our other insurance verticals, which includes home and renters, life, health and commercial insurance, increased 55% to $15.2 million.

•	Variable Marketing Margin of $29.4 million, an increase of 41%.

•	GAAP net loss of $3.2 million, compared to GAAP net income of $0.2 million.

•	Adjusted EBITDA of $5.2 million, compared to Adjusted EBITDA of $3.9 million.

Third Quarter 2020 Business Highlights:

•	The Company’s consumer traffic initiatives led to an 18% year-over-year increase in revenue per quote request and a 14% year-over-year increase in quote requests.

•	More than 90% of revenue from carriers came from those who have been on our platform for more than a year.

•	The Company obtained a deep level of integration with 72% of its carrier partners, improving the customer experience.

•

On September 1, 2020, EverQuote completed the previously announced acquisition of Crosspointe Insurance & Financial Services, LLC, a leading health insurance agency headquartered in Evansville, Indiana.

Fourth Quarter and Increased Full-Year 2020 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Fourth quarter 2020:

•	Revenue of $90.4 - $92.4 million.

•	Variable Marketing Margin of $29.3 - $30.3 million.

•	Adjusted EBITDA in the range of $4.0 - $5.0 million.

Full year 2020

•	Revenue of $340.0 - $342.0 million, an increase from our previous range of $331.0 - $336.0 million.

•	Variable Marketing Margin of $106.0 - $107.0 million, an increase from our previous range of $101.0 - $104.5 million.

•	Adjusted EBITDA in the range of $17.0 - $18.0 million, an increase from our previous range of $15.0 - $17.5 million.

With respect to the Company’s expectations under “Fourth Quarter and Increased Full Year 2020 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net loss in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, interest income and expense, and the provision for (benefit from) income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net loss. In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its third quarter 2020 financial results at 4:30 p.m. Eastern Time today, November 2, 2020. To access the conference call, dial (877) 273-5005 for the U.S. or Canada, or (647) 689-5410 for international callers and provide conference ID 8090489. The webcast will be available live on the Investors section of the Company’s website at https://investors.everquote.com.

An audio replay of the call will also be available to investors beginning at approximately 6:30 p.m. Eastern Time on November 2, 2020, until 11:59 p.m. Eastern Time on November 9, 2020, by dialing (800) 585-8367 for the U.S. or Canada, or (416) 621-4642 for international callers, and entering passcode 8090489. In addition, an archived webcast will be available on the Investors section of the Company’s website at: https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the Company’s expected use of proceeds from its initial public offering; (10) developments regarding the insurance industry and the transition to online marketing; and (11) other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to use data and technology to make insurance simpler, more affordable and personalized ultimately reducing cost and risk.

For more information, visit EverQuote.com and follow on Twitter @EverQuoteInsure.

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

212-331-8424

Brinlea@blueshirtgroup.com

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands except per share)
Revenue	$89,977	$67,112	$249,643	$175,012

Cost and operating expenses(1):
Cost of revenue	5,378	4,052	15,690	11,222
Sales and marketing	73,598	53,212	204,663	143,358
Research and development	8,149	5,596	21,574	14,685
General and administrative	6,141	4,334	15,614	12,641

Total cost and operating expenses	93,266	67,194	257,541	181,906

Loss from operations	(3,289)	(82)	(7,898)	(6,894)

Other income:
Interest income	18	168	176	536
Other income	87	87	288	175

Total other income	105	255	464	711

Net income (loss) and comprehensive income (loss)	$(3,184)	$173	$(7,434)	$(6,183)

Net income (loss) per share:
Basic	$(0.12)	$0.01	$(0.27)	$(0.24)

Diluted	$(0.12)	$0.01	$(0.27)	$(0.24)

Weighted average common shares outstanding:
Basic	27,526	25,910	27,102	25,596

Diluted	27,526	28,607	27,102	25,596

(1) Amounts include stock-based compensation expense, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Cost of revenue	$111	$52	$253	$139
Sales and marketing	3,080	991	7,322	2,676
Research and development	2,228	1,061	5,366	2,914
General and administrative	1,781	1,165	5,049	3,528

	$7,200	$3,269	$17,990	$9,257

EVERQUOTE, INC.

CONSOLIDATED BALANCE SHEET DATA

	September 30,	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$45,881	$46,054
Working capital	47,876	46,944
Total assets	116,235	91,221
Total liabilities	49,012	39,451
Total stockholders’ equity	67,223	51,770

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(3,184)	$173	$(7,434)	$(6,183)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	731	588	2,174	1,593
Stock-based compensation expense	7,200	3,269	17,990	9,257
Provision for (recovery of) bad debt	(2)	57	15	479
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(5,036)	(5,818)	(9,328)	(12,927)
Prepaid expenses and other current assets	(1,588)	(1,781)	2,048	(1,754)
Other assets	(165)	(2)	(222)	(2)
Accounts payable	6,737	5,003	10,030	6,532
Accrued expenses and other current liabilities	925	3,061	(2,325)	3,414
Deferred revenue	59	(194)	191	127
Other long-term liabilities	318	(57)	764	(79)

Net cash provided by operating activities	5,995	4,299	13,903	457

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(837)	(646)	(2,708)	(2,198)
Acquisition of business	(14,930)	—	(14,930)	—

Net cash used in investing activities	(15,767)	(646)	(17,638)	(2,198)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,244	1,173	3,562	2,056

Net cash provided by financing activities	1,244	1,173	3,562	2,056

Net increase (decrease) in cash, cash equivalents and restricted cash	(8,528)	4,826	(173)	315
Cash, cash equivalents and restricted cash at beginning of period	54,659	37,373	46,304	41,884

Cash, cash equivalents and restricted cash at end of period	$46,131	$42,199	$46,131	$42,199

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended September 30,		Change
	2020	2019	%
	(in thousands)
Automotive	$74,779	$57,306	30.5%
Other	15,198	9,806	55.0%

Total Revenue	$89,977	$67,112	34.1%

	Nine Months Ended September 30,		Change
	2020	2019	%
	(in thousands)
Automotive	$207,014	$152,108	36.1%
Other	42,629	22,904	86.1%

Total Revenue	$249,643	$175,012	42.6%

Other financial and non-financial metrics:

	Three Months Ended September 30,		Change
	2020	2019	%
	(in thousands)
Loss from operations	$(3,289)	$(82)	NM
Net income (loss)	$(3,184)	$173	NM
Quote requests	6,291	5,516	14.1%
Variable Marketing Margin	$29,428	$20,912	40.7%
Adjusted EBITDA(1)	$5,209	$3,862	34.9%

	Nine Months Ended September 30,		Change
	2020	2019	%
	(in thousands)
Loss from operations	$(7,898)	$(6,894)	14.6%
Net loss	$(7,434)	$(6,183)	20.2%
Quote requests	20,460	14,148	44.6%
Variable Marketing Margin	$76,721	$51,480	49.0%
Adjusted EBITDA(1)	$13,034	$4,131	215.5%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

NM—Percentage is not meaningful.

EVERQUOTE, INC.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses Adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of Adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net income (loss)	$(3,184)	$173	$(7,434)	$(6,183)
Stock-based compensation	7,200	3,269	17,990	9,257
Depreciation and amortization	731	588	2,174	1,593
Acquisition-related costs	480	—	480	—
Interest income	(18)	(168)	(176)	(536)

Adjusted EBITDA	$5,209	$3,862	$13,034	$4,131